EXHIBIT 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (this “AGREEMENT”) is made and entered into on June 26, 2015 (the “EFFECTIVE DATE”) by and between Robert Blair (“EXECUTIVE”) and Multimedia Platforms, Inc. (the “COMPANY”).

WHEREAS, the Company previously hired the Executive as the Chief Executive Officer of the Company, and the Executive commenced employment with the Company as Chief Executive Officer, as of April 1, 2015.

WHEREAS, the Company and the Executive desire to enter into this Agreement to memorialize the terms and conditions of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I.  Employment; Responsibilities; Compensation

Section 1.01 Employment. Subject to ARTICLE 3, the Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company, in accordance with this Agreement, for the period commencing as of the Effective Date and ending on the third anniversary of the Effective Date (“INITIAL TERM”); provided, however, that beginning on the day immediately preceding the third anniversary of the Effective Date of this Agreement and on the day immediately preceding each anniversary of this Agreement thereafter, the Initial Term shall automatically be extended one additional year unless either party gives written notice to the other party 60 days prior to the next anniversary of this Agreement that it or he, as applicable, does not wish to extend this Agreement. Executive’s continued employment after the expiration of the Initial Term shall be in accordance with and governed by this Agreement, unless modified by the parties to this Agreement in writing. For purposes of this Agreement the Initial Term and any extended term shall be referred to as the “TERM”.

Section 1.02 Responsibilities; Loyalty

(a) Subject to the terms of this Agreement, Executive is employed in the position of Chief Executive Officer of the Company, and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Company from time to time. Executive’s position, job descriptions, duties and responsibilities maybe modified from time to time in the sole discretion of the Company.

(b) Executive shall devote the whole of Executive’s professional time, attention and energies to the performance of Executive’s work. Executive agrees to comply with all policies of the Company, if any, in effect from time to time, and to comply with all laws, rules and regulations, including those applicable to the Company.

Section 1.03 Compensation. As consideration for the services and covenants described in this Agreement, the Company agrees to compensate Executive in the following manner:

(a) The Company will pay Executive an annualized base salary of $250,000 per year (“BASE SALARY”), as may be increased from time to time by action of the Board of Directors of the Company (or any committees or delegees thereof) (the “BOARD”).

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(b) Executive shall be eligible to receive an annual cash incentive bonus for each calendar year in which Executive is employed by the Company hereunder (the “ANNUAL BONUS”). Such Annual Bonus shall be equal to $50,000 for every $2,000,000 increase in the Company’s revenue for the applicable calendar year (the “PERFORMANCE OBJECTIVE”). In the event that the Company’s revenue increases by less a $2,000,000 increment, the Executive shall not receive any amount with respect to such increase (e.g.: (1) if revenue increases by $1,500,000 in the applicable year, Executive will not receive any Annual Bonus, or (2) if revenue increases by $5,000,000 in the applicable year, Executive will receive $100,000 for the first $4,000,000 increase and no amount for the additional $1,000,000). In the event that an acquisition (or acquisitions) has occurred during the applicable calendar year, the amount of any increase in the Company’s revenue resulting from such acquisition(s) from the date of the acquisition through the end of the applicable calendar year shall be included for purposes of determining the amount of the revenue increase for achievement of the Performance Objective. However, in determining the amount of revenue increase for the achievement of the Performance Objective, such amount shall not include any revenue of the acquired entity or relating to acquired assets, as applicable, generated prior to the date of an acquisition. The achievement of the Performance Objective and the amount of the Annual Bonus shall be determined by the Board, in its sole discretion, at the end of each applicable calendar year. If the Board determines that the Performance Objective has been achieved for the applicable calendar year, Executive shall receive payment of the Annual Bonus in a lump sum payment within 21 days following the end of the applicable calendar year (but in no event shall payment be made later than March 15th of the calendar year following the calendar year in which such Annual Bonus was earned).

(c) The Company plans to adopt of an equity compensation plan and complete any required or necessary regulatory filings and approvals, as applicable, with respect to such a plan (the “EQUITY PLAN”). Once the Equity Plan has been adopted and all necessary actions have been taken for the Equity Plan to be effectuated, Executive shall be eligible to participate in the Equity Plan subject to the terms of the Equity Plan and Executive’s continued employment with the Company. Subject to the adoption and effectuation of the Equity Plan, the Company agrees to grant Executive an option to purchase 3,000,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock as of the date of grant (the “STOCK OPTION”). Executive shall vest in the Stock Option in equal annual installments over three years beginning on the first anniversary of the date of grant. Executive may exercise the Stock Option through a cashless exercise. Except as otherwise stated herein, the Stock Option will be subject to the terms and conditions applicable to options under the Equity Plan as well as the applicable stock option agreement, if any. The shares of common stock underlying the Stock Option shall be, at the time of such grant, unregistered securities under the Securities Act of 1933. Although the Company may file registration statements with respect to such shares, there can be no guaranty that it will do so or that such a filing would be accepted by the Securities and Exchange Commission.

(d) Executive shall be entitled to 15 days of vacation.

(e) Executive shall be eligible for employee benefits including holidays, leaves of absence, health insurance, dental insurance, 401(k) plan participation, etc., if any, available to employees of the Company generally, in accordance with any policies, procedures or benefit plans adopted by the Company from time to time during the existence of this Agreement. Executive’s rights or those of Executive’s dependents under any such benefits policies or plans shall be governed solely by the terms of such policies or plans.

(f) Executive shall also be entitled to any other compensation as the Company shall determine from time to time.

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(g) The Company reserves to itself, or its designated administrators, exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of any Company benefit plan or policy. The Company’s employee benefits, and policies related thereto, are subject to termination, modification or limitation at the Company’s sole discretion.

(h) Payment of all compensation to Executive shall be made in accordance with the terms of this Agreement, applicable state or federal law, and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

Section 1.04 Business Expenses. The Company shall reimburse Executive for all business expenses that are reasonable and necessary and incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require.

Article II. Confidential Information; Post-Employment Obligations; Company Property

Section 2.01 Company Property. As used in this Article II, the term the “Company” refers to the Company and each of its direct and indirect subsidiaries. All written materials, records, data and other documents relating to Company business, products or services prepared or possessed by Executive during Executive’s employment by the Company are the Company’s property. All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on Company’s premises or otherwise) that relate to Company business, products or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company property. At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data or other Company property to the Company.

Section 2.02 Confidential Information; Non-Disclosure.

(a) Executive acknowledges that the business of the Company is highly competitive and that the Company will provide Executive with access to Confidential Information. Executive acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Executive’s employment responsibilities to the Company. Executive also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

(b) For purposes hereof, “CONFIDENTIAL INFORMATION” includes all non-public information regarding the Company’s business operations and methods, existing and proposed investments and investment strategies, seismic, well-log and other geologic and oil and gas operating and exploratory data, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), strategies, business plans and other confidential information that is used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company.

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Section 2.03 Non-Competition Obligations.

(a) Executive acknowledges and agrees that as an employee and representative of the Company, Executive will be responsible for building and maintaining business relationships and goodwill with current and future operating partners, investors, partners and prospects on a personal level. Executive acknowledges and agrees that this responsibility creates a special relationship of trust and confidence between the Company, Executive and these persons or entities. Executive also acknowledges that this creates a high risk and opportunity for Executive to misappropriate these relationships and the goodwill existing between the Company and such persons. Executive acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

(b) Executive acknowledges and agrees that, in exchange for his agreement in SECTION 2.03(c) below, he will receive substantial, valuable consideration from the Company upon the execution of this Agreement and during the course of this Agreement, including, (i) Confidential Information and access to Confidential Information, (ii) compensation and other benefits and (c) access to the Company’s prospects.

(c) During the Non-Compete Term and provided that the Company has made all severance payments provided for herein (to the extent applicable), Executive will not, directly or indirectly, provide the same or substantially the same services that he provides to the Company to any Business Enterprise in the Market Area (as defined below) without prior written consent, which will not be unreasonably withheld. This includes working as an agent, consultant, employee, officer, director, partner or independent contractor or being a shareholder, member, joint venturer or equity owner in, any such Business Enterprise; PROVIDED, HOWEVER, that the foregoing shall not restrict Executive from holding up to 5% of the voting power or equity of one or more Business Enterprises.

(d) For purposes of hereof:

(i) “BUSINESS ENTERPRISE” means any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (other than the Company) engaged in the business of publishing national and regional publications and development of technology that serves the needs of online and print publishers and their advertisers in the Market Area;

(ii) “MARKET AREA” means: (1) New York County, New York, and (3) any geographic area in which the Company is conducting any material amount publishing or development of technology during the Term, and for which he has material responsibilities or about which he has material Confidential Information; and

(iii) “NON-COMPETE TERM” means the period from the Effective Date to the date ending: (A) on the date of termination if Executive’s employment with the Company is terminated by the Company for Cause, or (B) in the case of termination for any reason other than that provided for in clause (A) above, 2 years following the date of termination.

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Section 2.04 Non-Solicitation of Executives. During the Non-Compete Term, Executive will not, either directly or indirectly, call on, solicit or induce any other executive or officer of the Company or its affiliates with whom Executive had contact, knowledge of, or association with in the course of employment with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation; PROVIDED, HOWEVER, that with respect to soliciting any executive or officer whose employment was terminated by the Company or its affiliates, or general solicitations for employment not targeted at current officers or employees of the Company or its affiliates, the foregoing restriction shall not apply.

Article III. Termination of Employment

Section 3.01 Termination of Employment.

(a) Executive’s employment with the Company shall be terminated (i) immediately upon the death of Executive without further action by the Company, (ii) upon Executive’s Permanent Disability without further action by the Company, (iii) by the Company for Cause, (iv) by Executive without Good Reason, (v) by the Company without Cause or by Executive for Good Reason, including by the Company without Cause or by Executive for Good Reason within 12 months following a Change of Control, provided that, in the case of clause (v), the terminating party must give at least 30 days’ advance written notice of such termination. For purposes of this ARTICLE III, “date of termination” means the date of Executive’s death, the date of Executive’s Permanent Disability, or the date of Executive’s separation from service with the Company, as applicable.

(b) For purposes hereof:

(i)“CAUSE” shall include (A) continued failure by Executive to perform substantially Executive’s duties and responsibilities (other than a failure resulting from Permanent Disability) that is materially injurious to the Company and that remains uncorrected for 10 days after receipt of appropriate written notice from the Board; (B) engagement in willful, reckless or grossly negligent misconduct that is materially injurious to Company or any of its affiliates, monetarily or otherwise; (C) except as provided by (D), the indictment of Executive with a crime involving moral turpitude or a felony; (D) the indictment of Executive for an act of criminal fraud, misappropriation or personal dishonesty; or (E) a material breach by Executive of any provision of this Agreement that is materially injurious to the Company and that remains uncorrected for 10 days following written notice of such breach by the Company to Executive identifying the provision of this Agreement that Company determined has been breached. For purposes of (C) and (D), if the criminal charge is subsequently dismissed with prejudice or the Executive is acquitted at trial or on appeal then the Executive will be deemed to have been terminated without Cause.

(ii) “CHANGE OF CONTROL” means the occurrence of any one or more of the following events that occurs after the Effective Date:

1) Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

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2) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

(iii) “GOOD REASON” shall mean one or more of the following conditions arising not more than six months before Executive’s termination date without Executive’s consent: (A) a material breach by the Company of any provision of this Agreement; (B) assignment by the Board or a duly authorized committee thereof to Executive of any duties that materially and adversely alter the nature or status of Executive’s position, job descriptions, duties, title or responsibilities from those of a President and Chief Executive Officer, or eligibility for Company compensation plans; (C) requirement by the Company for Executive to relocate to a primary place of business which is more than [50] miles away from the Executive’s primary place of business as of the Effective Date of this Agreement; or (D) a material reduction in Executive’s Base Salary in effect at the relevant time. Notwithstanding anything herein to the contrary, Good Reason will exist only if Executive provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and the Company fails to remedy the condition on or before the 30th day following its receipt of such notice.

(iv) “PERMANENT DISABILITY” shall mean Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Executive will be deemed permanently disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program that applies a definition of disability that complies with the requirements of this paragraph.

(c) If Executive’s employment is terminated under any of the foregoing circumstances, all future compensation to which Executive is otherwise entitled and all future benefits for which Executive is eligible, other than those already earned but which is unpaid, shall cease and terminate as of the date of termination, except as specifically provided in this ARTICLE III.

Section 3.02 Severance.

(a) In the event that Executive’s employment hereunder is terminated by the Company due to non-renewal of the Agreement, such termination shall be considered a termination by the Company without Cause and Section 3.02(b) shall apply.

(b) Except as otherwise set forth in Section 3.02(c) below, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, including by the Company without Cause or by Executive for Good Reason within 12 months following a Change of Control, Executive shall, subject to the provisions of this Section 3.02, be entitled to a severance payment consisting of (A) a cash amount equal to 2 times the current calendar year’s Base Salary (“Severance Payment”), (B) acceleration to 100% vested status for all stock, stock option and other equity awards currently held by Executive (“Option Acceleration”) and (C) prorated Annual Bonus for the year in which the date of termination occurs, which amount shall be determined based on attainment of the Performance Objective and the number of days that Executive was employed by the Company during the year of termination (the “Severance Bonus,” and collectively with the Severance Payment and Option Acceleration, the “Severance Benefits”). Payment of the Severance Payment shall be made in a lump sum as soon as practicable following the date of termination, but in no event later than March 15th of the calendar year following the year in which the date of termination occurs. Payment of the Severance Bonus shall be made in a lump sum at the same time the Annual Bonus would be paid to Executive if the Executive has remained employed by the Company.

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(c) If Executive’s employment is terminated because of death or Permanent Disability, Executive, in the case of Permanent Disability, or his estate or designated beneficiary, in the case of Executive’s death, shall be entitled to the Severance Benefits, which shall be payable as set forth in Section 3.02(b) above.

(d) Section 3.02 and this Agreement shall be administered and interpreted to maximize the short-term deferral exception to Code Section 409A, and Executive shall not, directly or indirectly, designate the taxable year of a payment made under this Agreement.

(e) If Executive terminates his employment without Good Reason (including non-renewal of this Agreement by Executive) or is terminated for Cause, he shall not be entitled to the severance payments provided for in this Agreement.

Article IV. Miscellaneous

Section 4.01 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission.

Section 4.02 Severability And Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 4.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

Section 4.04 Amendment. This Agreement may be amended only by writing signed by Executive and by the Company.

Section 4.05 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

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Section 4.06 Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in Nevada in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in Nevada. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 4.07 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and Executive with respect to such subject matter, including the Employment Agreement.

Section 4.08 Counterparts; No Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature will constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

Section 4.09 Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above:

MULTIMEDIA PLATFORMS, INC.

Name:
Title:

ROBERT BLAIR

Name:
Title:

[Signature Page to Robert Blair Employment Agreement]

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